NEWS RELEASE

Contact: John Byczkowski, FHLBank Cincinnati	For Immediate Release March 20, 2006

513-852-7085 (office) or 513-382-7615 (cell)

FHLBANK CINCINNATI ANNOUNCES 2005 YEAR-END RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the year ended December 31, 2005. Net income for the year was $219.7 million, a decrease of $7.4 million, or 3.2 percent from 2004. Assets rose 0.8 percent to $77.2 billion at year-end 2005 compared to year-end 2004. Mission Asset Activity – which comprises the FHLBank’s two main lines of business, Advances to members and the Mortgage Purchase Program (MPP) – declined 1.5 percent to $49.9 billion at year-end 2005 from year-end 2004. The FHLBank also reported growth in retained earnings, and strong dividends.

“We achieved solid financial results, posting near-record earnings, while fulfilling our core housing mission,” said David Hehman, President and CEO. “We paid a dividend which provided our members with a competitive return on their investment.”

Assets and Mission Asset Activity

Assets were $77.2 billion on December 31, up 0.8 percent from year-end 2004. The balance of Mission Asset Activity stood at $49.9 billion on December 31, down 1.5 percent from year-end 2004, due in part to the paydown of Advances by two large members acquired by non-Fifth District financial institutions. The principal balance of Advances declined 1.9 percent to $40.2 billion from year-end 2004, while the average balance for 2005 was $44.8 billion, up 0.3 percent compared to 2004.

The value of mortgage loans held for portfolio grew 0.6 percent to $8.4 billion from year-end 2004. The Mortgage Purchase Program continued the trend of modest purchases that began in 2004, due primarily to a relatively small amount of originations of the types of fixed-rate mortgages that the FHLBank is permitted to purchase. The FHLBank executed $1.72 billion of new mortgage purchase commitments in 2005, while principal paydowns totaled $1.70 billion.

Operating Results and Profitability

Net income for the year was $219.7 million, down 3.2 percent from 2004. Excluding the effect of a $68.9 million reduction in Advance prepayment fees from 2004 to 2005, net income improved by $43.3 million in 2005. That increase was attributable to a rapid and continual rise in short-term interest rates, which improved earnings from the investment of interest-free capital and a large overnight asset gap. Return on average equity was 5.79 percent in 2005, a decrease of 0.18 percentage points from 2004. Net interest income for the year rose to $339.4 million, up 12.5 percent from 2004. Average net interest margin grew to 0.43 percent in 2005, compared to 0.38 percent in 2004.

Capital Stock and Retained Earnings

Capital stock was $3.5 billion on December 31, down 7.8 percent from year-end 2004. The decline was attributable to the merger during the second quarter of two large member institutions with out-of-district institutions, which represented a reduction of capital stock of $346.4 million.

Retained earnings grew to $207.8 million on December 31, up 24.0 percent since year-end 2004. This increase is in accordance with a retained earnings policy adopted by the Board in July 2004.

Other Significant Events

■ The Federal Home Loan Bank of Cincinnati’s registration with the Securities and Exchange Commission became effective on February 3, 2006.

■ At its meeting of March 16, the Board of Directors declared a dividend rate of 5.75 percent per annum for the period January 1, 2006 to March 31, 2006. This dividend will be paid in the form of additional shares of capital stock on March 31, 2006.

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The Federal Home Loan Bank of Cincinnati is a $77.2 billion, triple-A rated regional wholesale bank providing financial services for residential housing and economic development to 742 member financial institutions located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System, including 12 district FHLBanks, was chartered in 1932 by the U.S. Congress to promote housing finance but is wholly owned by its member institution stockholders and does not use taxpayer dollars.

This news release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic market conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, competitive forces and other risks detailed from time to time in the FHLBank’s filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)

Figures in millions of dollars

SELECTED BALANCE SHEET ITEMS

	December 31,
	2005	2004
Total assets	$77,179.9	$76,576.5
Advances (principal)	40,157.1	40,919.2
Mortgage loans (principal)	8,324.3	8,271.7
Capital stock	3,503.5	3,799.9
Retained earnings	207.8	167.5
Total capital	3,709.1	3,963.2
Capital to assets ratio[1]	4.81%	5.18%

1 GAAP, at end of period.

OPERATING RESULTS

	For the years ended December 31
	2005	2004
Net interest income	$339.4	$301.7
Other income	3.7	43.9
Other expense	42.6	36.5
Assessments	80.8	82.1

Net income	$219.7	$227.0

PROFITABILITY

Return on average equity	5.79%	5.97%
Net interest margin	0.43	0.38
Annualized dividend rate	5.00	4.13

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